UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 3, 2020

ART’S-WAY MANUFACTURING CO., INC.

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-05131	42-0920725
(Commission File Number)	(IRS Employer
Identification No.)
5556 Highway 9 Armstrong, Iowa 50514
(Address of principal executive offices) (Zip Code)

(712) 864-3131
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock $.01 par value	ARTW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 3, 2020, Art’s-Way Manufacturing Co., Inc. (the “Company”) announced the appointment of Michael Woods, age 33, the Company’s Vice President of Finance, as Chief Financial Officer, effective February 1, 2020. Woods joined the Company in April 2016 and served as a Senior Staff Accountant and as the Controller until his promotion to Vice President of Finance in January 2019. Mr. Woods began his career in 2012 with Brinkman & Reed, CPAs in Estherville, IA as a Staff Accountant where he performed compilations, reviews, audits and tax consulting services. After three years in public accounting, he spent a year and a half as a Senior Staff Accountant with XPO Logistics (formerly Norbert Dentressangle) in Clive, Iowa. Mr. Woods received Bachelor of Science Degrees in Accounting and Finance from Iowa State University and has been a Certified Public Accountant since October of 2013.

Mr. Woods was not appointed pursuant to any arrangement or understanding with any person, and Mr. Woods does not have any family relationships with any directors or executive officers of the Company. Other than his employment compensation, Mr. Woods has not had a direct or indirect material interest in any transaction with the Company since December 1, 2017, nor is any such transaction currently proposed, that would be reportable under Item 404(a) of Regulation S-K.

Mr. Woods’s employment as Chief Financial Officer is governed by an employment agreement entered into as of February 1, 2020 (as amended, the “Agreement”). The Agreement provides for an annual base salary of $100,000. Mr. Woods is also eligible to receive incentive compensation, including cash bonuses and equity awards, in the exclusive discretion of the Board (or a committee authorized by the Board), and to participate in any and all other employee benefit plans that are generally available to the Company’s employees.

The Agreement may be terminated at any time by either party. If the Agreement is terminated by the Company without Cause (as defined in the Agreement), the Company may be required to pay up to 8 weeks of compensation and benefits to Mr. Woods, in exchange for his release of any and all claims against the Company and his compliance with the non-competition and non-solicitation provisions of the Agreement. The Agreement also contains confidentiality and assignment of inventions provisions that survive the termination of the Agreement for an indefinite period.

Effective upon the appointment of Mr. Woods, Carrie Gunnerson no longer serves as Acting Chief Financial Officer.

This foregoing summary does not purport to be complete and is qualified in its entirety by reference to the text of the Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference. A copy of the Company’s press release issued February 3, 2020, announcing Mr. Woods’s appointment, is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial statements: None

(b)	Pro forma financial information: None

(c)	Shell Company Transactions: None

(d)	Exhibits:

10.1	Employment Agreement between the Company and Michael Woods, dated February 1, 2020.

99.1	Press Release of Art’s-Way Manufacturing Co., Inc., dated February 3, 2020.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 3, 2020

ART’S-WAY MANUFACTURING CO., INC.

/s/ Carrie L. Gunnerson
Carrie L. Gunnerson
President and Chief Executive Officer